================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       DIGITAL GENERATION SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes: The Company intends to mail the proxy materials ten (10) days following the filing of this preliminary proxy.

                       DIGITAL GENERATION SYSTEMS, INC.
                              875 Battery Street
                        San Francisco, California 94111

                               September 1, 1999

TO THE SHAREHOLDERS OF DIGITAL GENERATION SYSTEMS, INC.

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of Digital Generation Systems, Inc. (the "Company"), which will be held at the La Cima Club, 5215 North O'Connor Boulevard, Suite 2600, Irving, Texas 75039, on Thursday, September 23, 1999, at 3:00 p.m.

  Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Shareholders.

It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does not deprive you of your right to attend the annual meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

  On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /S/ SCOTT K. GINSBURG

                                          Scott K. Ginsburg
                                          Chairman of the Board

                       DIGITAL GENERATION SYSTEMS, INC.
                              875 Battery Street
                        San Francisco, California 94111

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To be held September 23, 1999

  The Annual Meeting of Shareholders (the "Annual Meeting") of Digital Generation Systems, Inc. (the "Company") will be held at the La Cima Club, 5215 North O'Connor Boulevard, Suite 2600, Irving, Texas 75039, on Thursday, September 23, 1999, at 3:00 p.m. for the following purposes:

  1. To elect six (6) directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

  2. To consider and vote upon a proposal to approve an amendment to the Company's Articles of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 40,000,000 to 100,000,000;

  3. To consider and vote upon a proposal to approve an amendment to the Company's 1992 Stock Option Plan, including an increase to the number of shares available for issuance thereunder, as set forth in the accompanying Proxy Statement;

  4. To consider and vote upon a proposal to approve an amendment to the Company's 1995 Director Option Plan, including an increase to the number of shares available for issuance thereunder, as set forth in the accompanying Proxy Statement;

  5. To consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999; and

  6. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

  The foregoing items of business are more fully described in the attached Proxy Statement.

  Only shareholders of record at the close of business on August 12, 1999 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such shareholders will be available for inspection at the Company's headquarters located at 875 Battery Street, San Francisco, California, during ordinary business hours for the ten-day period prior to the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,
                                          /s/ OMAR A. CHOUCAIR
                                          Omar A. Choucair
                                          Secretary

San Francisco, California
September 1 , 1999


                                   IMPORTANT

 WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

                       DIGITAL GENERATION SYSTEMS, INC.
                              875 Battery Street
                        San Francisco, California 94111

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHAREHOLDERS
                         To be held September 23, 1999

  These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Digital Generation Systems, Inc., a California corporation (the "Company"), for the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the La Cima Club, 5215 North O'Connor Boulevard, Suite 2600, Irving, Texas 75039, on Thursday, September 23, 1999, at 3:00 p.m., and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to shareholders on or about September 1, 1999.

                              PURPOSE OF MEETING

  The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

  The Company's Common Stock is the only type of security entitled to vote at the Annual Meeting. On August 12, 1999, the record date for determination of shareholders entitled to vote at the Annual Meeting, there were 26,635,933 shares of Common Stock outstanding. All share numbers in this Proxy Statement have been adjusted to reflect the one-for-two reverse stock split effected by the Company immediately prior to the Company's February 1996 initial public offering (the "1996 Stock Split"). Each shareholder of record on August 12, 1999 is entitled to one vote for each share of Common Stock held by such shareholder on August 12, 1999. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

  The Company's Bylaws provide that the holders of a majority of the Company's Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

  Proposal 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The six (6) nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee's total. Shareholders may not cumulate votes in the election of directors.

  Proposal 2. Approval of the adoption of the amendment to the Company's Articles of Incorporation requires the affirmative vote of a majority of the Company's Common Stock issued and outstanding and entitled to vote at the Annual Meeting. Abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against the proposal.

  Proposal 3. Approval of the adoption of the amendment to the Company's 1992 Stock Option Plan requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and voting at the Annual Meeting, provided that such shares voting affirmatively must also constitute at least a majority of the required quorum. Abstentions are not affirmative votes and, therefore, will have the same effect as votes against the proposal. Broker non-votes will not be treated as voting on the matter and thus, will not affect the outcome of the voting on the proposal.

  Proposal 4. Approval of the adoption of the amendment to the Company's 1995 Director Option Plan requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and voting at the Annual Meeting, provided that such shares voting affirmatively must also constitute at least a majority of the required quorum. Abstentions are not affirmative votes and, therefore, will have the same effect as votes against the proposal. Broker non-votes will not be treated as voting on the matter and thus, will not affect the outcome of the voting on the proposal.

  Proposal 5. Ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 31, 1999 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting, provided that such shares voting affirmatively must also constitute at least a majority of the required quorum. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

Proxies

  Whether or not you are able to attend the Company's Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company's Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1), FOR Proposal Nos. 2, 3, 4, and 5, and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company's principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Solicitation of Proxies

  The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional soliciting material furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. The Company does not presently intend to solicit proxies other than by mail.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of July 31, 1999, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock, (ii) each of the Company's directors and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares outstanding and held by such person is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                                           Shares Beneficially
                                                          Owned as of July 31,
                                                              1999 (1) (2)
                                                          ---------------------
                                                          Number of  Percentage
                    Beneficial Owner                        Shares    of Class
                    ----------------                      ---------- ----------
Entities and individuals affiliated Pequot Capital
 Management, Inc. (3)...................................   4,746,178    17.8%
 354 Pequot Avenue
 Southport, Connecticut 06490
Entities and individuals affiliated with Technology
 Crossover Ventures (4).................................   2,554,892     9.6%
 56 Main Street, Suite 210
 Millburn, New Jersey 07041
Entities and individuals affiliated with London Merchant
 Securities plc (5).....................................   1,886,605     7.1%
 Carlton House
 33 Robert Adam Street
 London W1M 5AH, England
Entities and individuals affiliated with Integral
 Capital Partners (6)...................................   1,475,448     5.5%
 2750 Sand Hill Road
 Menlo Park, California 94025
Scott K. Ginsburg (7)...................................   4,004,819    15.0%
Matthew E. Devine.......................................      35,000      *
Omar A. Choucair........................................           0      *
Henry W. Donaldson (8)..................................     784,926     2.9%
Kevin R. Compton (9)....................................     543,092     2.0%
Jeffrey M. Drazan (10)..................................   1,927,964     7.2%
Richard H. Harris (11)..................................      35,500      *
Lawrence D. Lenihan, Jr. (12)...........................   4,753,400    17.8%
Michael G. Linnert (13).................................   2,554,892     9.6%
Leonard S. Matthews (14)................................      47,538      *
Paul W. Emery, II (15)..................................     109,375      *
Robert H. Howard (16)...................................      87,497      *
Ernest V. Labbe (17)....................................      63,500      *
All current directors and executive officers as a group
 (12 persons)...........................................  12,392,611    45.6%

--------
  *  Less than 1% of the outstanding shares of Common Stock.

 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. To the Company's knowledge, the entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Unless otherwise indicated, the business address of each beneficial owner listed is 875 Battery Street, San Francisco, California 94111.

 (2) The number of shares of Common Stock deemed outstanding includes shares issuable pursuant to stock options that may be exercised within sixty
     (60) days after July 31, 1999.

 (3) Includes 348,201 shares held in the name of Pequot Offshore Private Equity Fund, Inc., 2,750,173 shares held in the name of Pequot Private Equity Fund, L.P., 823,902 shares held in the name of Pequot International Fund, Inc. and 823,902 shares held in the name of Pequot Partners Fund, L.P. Pequot Capital Management, Inc. is the investment advisor to Pequot Offshore Private Equity Fund, Inc., Pequot Private Equity Fund, L.P., Pequot International Fund, Inc. and Pequot Partners Fund, L.P. (the "Pequot Funds") and may be deemed to beneficially own all of such shares. Pequot Capital Management, Inc. acquired beneficial ownership of such shares from Dawson-Samberg Capital Management, Inc., the former investment advisor to the Pequot Funds. On January 1, 1999, Dawson-Samberg Capital Management, Inc. spun-off a portion of its investment management business to Pequot Capital Management, Inc., including the beneficial ownership of all of such shares formerly held by Dawson-Samberg Capital Management, Inc. Lawrence D. Lenihan, Jr., a member of the Company's Board of Directors, is a principal and minority shareholder of Pequot Capital Management, Inc. Mr. Lenihan disclaims beneficial ownership of all shares held or beneficially owned by or through such entity.

 (4) Based on a filing with the Securities and Exchange Commission, dated August 25, 1998, indicating beneficial ownership as of such date. Includes 875,890 shares held in the name of Technology Crossover Ventures, L.P., 69,365 shares held in the name of Technology Crossover Ventures, C.V., 28,599 shares held in the name of TCV II, V.O.F., 880,402 shares held in the name of Technology Crossover Ventures II, L.P., 676,864 shares held in the name of TCV II (Q), L.P., 120,118 shares held in the name of TCV II Strategic Partners, L.P. and 134,421 shares held in the name of Technology Crossover Ventures II, C.V. Technology Crossover Management, L.L.C. is the sole general partner of Technology Crossover Ventures, L.P. and the sole investment general partner of Technology Crossover Ventures, C.V. Technology Crossover Management II, L.L.C. is the sole general partner of Technology Crossover Ventures II, L.P., TCV II (Q), L.P. and TCV II Strategic Partners, L.P. and the sole investment general partner of TCV II, V.O.F. and Technology Crossover Ventures, C.V. Technology Crossover Management, L.L.C. and Technology Crossover Management II, L.L.C. disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein.

 (5) Based on a filing with the Securities and Exchange Commission, dated February 3, 1999, indicating beneficial ownership of such date. Shares include 560,824 shares held in the name of Lion Investments Limited and 1,222,281 shares held in the name of Westpool Investment Trust plc. Lion Investments Limited and Westpool Investment Trust plc are wholly owned subsidiaries of London Merchant Securities plc. Includes 72,500 shares held by Robert A. Rayne, a director of London Merchant Securities plc, Lion Investments Limited and Westpool Investment Trust plc. Includes 11,000 shares held by Eugene and Angela Weber. Mr. Weber is the managing member of Bluewater Investments LLC, which provides investment advice to Westpool Investment Trust plc.

 (6) Based on a filing with the Securities and Exchange Commission, dated February 11, 1999, indicating beneficial ownership of such date. Shares include 653,597 shares held in the name of Integral Capital Partners III, L.P., 147,674 shares held in the name of Integral Capital Partners International III, L.P., 670,751 shares held in the name of Integral Capital Partners IV, L.P. and 3,426 shares held in the name of Integral Capital Partners IV MS Side Fund, L.P. Integral Capital Management III, L.P. is the sole general partner of Integral Capital Partners III, L.P. and the sole investment general partner of Integral Capital Partners International III, L.P. Integral Capital Management IV, LLC is the sole general partner of Integral Capital Partners IV, L.P. ICP MS Management IV, LLC is the sole general partner of Integral Capital Partners IV MS Side Fund, L.P. Integral Capital Management III, L.P., Integral Capital Management IV, LLC and ICP MS Management IV, LLC disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein.

 (7) Based on a filing with the Securities and Exchange Commission, dated December 21, 1998, indicating beneficial ownership as of such date. Includes 2,920,134 shares held in the name of Moon Doggie Family Partnership, L.P. Scott K. Ginsburg, the Company's Chairman of the Board, is the sole general partner of Moon Doggie Family Partnership, L.P.

 (8) Includes options exercisable into 233,101 shares of Common Stock.

 (9) Based on a filing with the Securities and Exchange Commission, dated February 16, 1999, indicating beneficial ownership as of such date. Includes 530,592 shares beneficially owned by affiliated entities of Kleiner, Perkins, Caufield & Byers VI, L.P., of which Mr. Compton disclaims beneficial ownership except to the extent of his pecuniary interest therein arising from his partnership interests. Includes options exercisable into 12,500 shares of Common Stock.

(10) Includes 1,242,379 shares held in the name of Sierra Ventures IV and 53,085 shares held in the name of Sierra Ventures IV International. SV Associates IV, L.P. is the sole general partner of each of Sierra Ventures IV and Sierra Ventures IV International, and Mr. Drazan is a general partner of SV Associates IV, L.P. Mr. Drazan disclaims beneficial ownership of all shares held or beneficially owned by or through such entities except to the extent of his pecuniary interest therein arising from general partnership interests therein. Includes options exercisable into 32,500 shares of Common Stock.

(11) Includes options exercisable into 12,500 shares of Common Stock.

(12) Includes 4,746,178 shares beneficially owned by affiliated entities of Pequot Capital Management, Inc., of which Mr. Lenihan disclaims beneficial ownership except as set forth above (see footnote 3). Includes options exercisable into 7,222 shares of Common Stock.

(13) Includes 2,554,892 shares beneficially owned by affiliated entities of Technology Crossover Ventures of which Mr. Linnert disclaims beneficial ownership except as set forth above (see footnote 4).

(14) Includes options exercisable into 30,833 shares of Common Stock.

(15) Includes options exercisable into 59,375 shares of Common Stock.

(16) Includes options exercisable into 87,497 shares of Common Stock.

(17) Includes options exercisable into 62,500 shares of Common Stock.

                         COMPENSATION COMMITTEE REPORT

  The Compensation Committee of the Company's Board of Directors (the "Compensation Committee" or the "Committee") reviews and approves the Company's compensation policies. The following is the report of the Board of Directors describing the compensation policies of the Compensation Committee applicable to the compensation of the Company's Chief Executive Officer and other executive officers for the 1998 fiscal year.

  For the 1998 fiscal year, the process utilized by the Committee in determining executive officer compensation levels was based on the subjective judgment of the Committee. Among the factors considered by the Committee were the recommendations of the CEO with respect to the compensation of the Company's key executive officers. However, the Committee made the final compensation decisions concerning such officers.

  General Compensation Philosophy. The Company's philosophy in setting its compensation policies for executive officers is to maximize shareholder value over time. The primary goal of the Company's executive compensation program is, therefore, to closely align the interests of the executive officers with those of the Company's shareholders. To achieve this goal, the Company attempts to (i) offer compensation opportunities that attract and retain executives whose abilities are critical to the long-term success of the Company, motivate individuals to perform at their highest level and reward outstanding achievement, (ii) maintain a portion of the executive total compensation at risk, with payment of that portion tied to achievement of financial, organizational and management performance goals, and (iii) encourage executives to manage from the perspective of owners with an equity stake in the Company. The Compensation Committee uses salary, incentive cash bonus awards and long-term stock-based incentives to meet these goals.

  Base Salary. The base salary component of total compensation is primarily designed to attract, motivate, reward and retain highly skilled executives and to compensate executives competitively within the industry and the marketplace. In establishing base salaries of executive officers, the Compensation Committee evaluates each executive's salary history, scope of responsibility at the Company, prior experience, past performance for the Company, expected contribution to the Company's future success and recommendations from management. The

Compensation Committee also takes into account the salaries for similar positions at comparable companies in the Company's industry, based on each individual Committee member's industry experience, and the position of each executive officer's base pay relative to the total compensation package, including cash incentives and long-term incentives. In making its salary decisions, the Compensation Committee exercised its discretion and judgment based upon these factors. No specific formula was applied to determine the weight of each factor.

  Incentive Cash Bonuses. Each executive officer's annual bonus is based on qualitative and quantitative factors and is intended to motivate and reward executive officers by directly linking the amount of the bonus to performance targets. In addition, incentive bonuses for executive officers are intended to reflect the Compensation Committee's belief that the compensation of each executive officer should be contingent upon the overall performance of the Company. To carry out this philosophy, the Board of Directors reviews and approves the financial goals for the fiscal year. The Compensation Committee then evaluates the overall performance of the Company and approves performance bonuses based on the extent to which the goals of the Board of Directors have been achieved. The Company achieved record revenues in 1998 of $41.3 million, and substantially reduced its EBITDA (earnings before interest, tax, depreciation and amortization) loss to ($204,000) for the year, both of which were important milestones for the Company.

  Long-Term Incentive Compensation. The Compensation Committee views stock option grants as an important component of its long-term, performance-based compensation philosophy. The Company provides long-term incentives to its Chief Executive Officer and its other executive officers. During fiscal 1998, the Board of Directors and/or the Compensation Committee, in their discretion, made option grants to Messrs. Labbe, Emery, Donaldson and Allan J. Kozak, the Company's Vice President of Marketing. The purpose of such option grants is to attract and retain the best employee talent available and to create a direct link between executive compensation and the long-term performance of the Company. The Compensation Committee believes that stock options directly motivate its executive officers to maximize long-term shareholder value. The options also utilize vesting periods that encourage key executives to continue in the employ of the Company. All options granted to executive officers to date have been granted at the fair market value of the Company's Common Stock on the date of grant. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's employ, and then only if the market price of the Company's Common Stock appreciates over the option term. The Board of Directors and/or the Compensation Committee consider the grant of each option subjectively, considering factors such as the individual performance of the executive officer and the anticipated contribution of the executive officer to the attainment of the Company's long-term strategic performance goals. Applying these principles, a significant grant was made to Mr. Emery in connection with the commencement of his employment. The grants made to Messrs. Donaldson, Kozak and Labbe were made in recognition of their years of service with the Company and to place a significant portion of their total compensation at risk.

  CEO Compensation. Mr. Donaldson served as the Company's Chief Executive Officer until December 13, 1998, when he became President and Chief Operating Officer. Mr. Donaldson's compensation consisted of base salary, an annual bonus and stock options. On November 20, 1998, the Company and Mr. Donaldson entered into an employment agreement. For the 1998 fiscal year, the Committee increased Mr. Donaldson's base salary to $298,374 based upon the improvement in the financial performance of the Company in 1997 and the Committee's knowledge of increased base salary levels for similar positions in the industry. In January 1999, Mr. Donaldson was awarded an incentive bonus of $50,000 based on the financial and operational performance of the Company during 1998. In addition, Mr. Donaldson received stock option grants in the aggregate amount of 350,000 shares of Common Stock of the Company. The stock option grants made to Mr. Donaldson were intended to reflect his years of service with the Company and to place a significant portion of his total compensation at risk, because the stock options will have no value unless there is appreciation in the value of the Company's Common Stock over the term of the stock options.

  On December 13, 1998, Mr. Ginsburg was appointed the Chief Executive Officer of the Company. At Mr. Ginsburg's request, Mr. Ginsburg's compensation consisted of base salary in the amount of $1 in keeping with Mr. Ginsburg's goal of tying his compensation directly to stock performance. In addition, Mr. Ginsburg received a warrant to purchase up to 1,548,460 shares of the Common Stock of the Company in connection with the commencement of his employment. The warrant was intended to induce Mr. Ginsburg to join the Company as its new Chairman of the Board and Chief Executive Officer and to place a significant portion of his total compensation at risk, because the warrant does not become exercisable, and thus has no value, unless and until the Company's Common Stock exceeds certain price thresholds. As of July 1999, Mr. Ginsburg no longer serves as the Company's Chief Executive Officer but remains as the Company's Chairman of the Board.

  Tax Limitation. Under the Federal tax laws, a publicly held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. To qualify for an exemption from the $1 million deduction limitation, the shareholders approved a limitation under the Company's 1992 Stock Option Plan on the maximum number of shares of Common Stock for which any one participant may be granted stock options per calendar year. Because this limitation was adopted, any compensation deemed paid to an executive officer when he or she exercises an outstanding option under the 1992 Stock Option Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. Since it is not expected that the cash compensation to be paid to the Company's executive officers for the 1999 fiscal year will exceed the $1 million limit per officer, the Committee will defer any decision on whether to limit the dollar amount of all other compensation payable to the Company's executive officers to the $1 million cap.

                                          Board of Directors

                                          Scott K. Ginsburg
                                          Lawrence D. Lenihan, Jr.
                                          Matthew E. Devine
                                          Henry W. Donaldson
                                          Michael G. Linnert
                                          David M. Kantor

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  In 1998, Messrs. Jeffrey M. Drazan, Richard H. Harris, and Leonard S. Matthews, all directors of the Company during 1998, served on the Compensation Committee. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.


                              RECENT DEVELOPMENTS

  On July 22, 1999, the Company's Board of Directors accepted the resignations of the following former Company directors: Richard H. Harris, Kevin R. Compton and Jeffrey M. Drazan. The Board of Directors formed a nominating committee to name additional members to the Board. The nominating committee, consisting of Scott K. Ginbsurg, Henry W. Donaldson, and Lawrence D. Lenihan, nominated Michael G. Linnert and Matthew E. Devine as new members of the Board. The Company's Board of Directors unanimously approved Mr. Linnert's and Mr. Devine's appointment to the Board. Scott K. Ginsburg subsequently resigned as Chief Executive Officer of the Company and the Board unanimously elected Mr. Devine to fill the position. Mr. Ginsburg continues to serve as the Company's Chairman of the Board. In addition, Omar A. Choucair was unanimously elected to serve as Chief Financial Officer of the Company, replacing Paul W. Emery, II, who will continue with the Company serving as Vice President of Sales.

  In August 1999, the nominating committee nominated David M. Kantor as a new member of the Board. The Company's Board unanimously approved Mr. Kantor's appointment to the Board.

                            STOCK PERFORMANCE GRAPH

  The graph set forth below compares the cumulative total shareholder return on the Company's Common Stock between February 6, 1996 (the date the Company's Common Stock commenced public trading) and December 31, 1998 with the cumulative total return of (i) the Nasdaq Non-Financial Stocks Index and (ii) the Nasdaq Computer and Data Processing Services Stocks Index, over the same period. This graph assumes the investment of $100.00 on February 6, 1996 in the Company's Common Stock, the Nasdaq Non-Financial Stocks Index and the Nasdaq Computer and Data Processing Services Stocks Index, and assumes the reinvestment of dividends, if any.

  The comparisons shown in the graph below are based upon historical data. The Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock. Information used in the graph was obtained from the CRSP Total Return Index published by Nasdaq and SG Cowen, sources believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

                             [GRAPH APPEARS HERE]


                                             2/6/96 12/31/96 12/31/97 12/31/98
    --------------------------------------------------------------------------
     Digital Generation Systems, Inc. ....    $100    $ 76     $ 23     $ 66
    --------------------------------------------------------------------------
     Nasdaq Non-Financial Stocks Index....    $100    $121     $142     $172
    --------------------------------------------------------------------------
     Nasdaq Computer and Data Processing
      Services Stocks Index...............    $100    $125     $153     $220


  The Company effected its initial public offering of Common Stock on February 6, 1996. For purposes of this presentation, the Company has assumed that that the initial public offering price of $11.00 per share would have been the closing price on February 5, 1996, the day prior to the commencement of trading.

  Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

                EXECUTIVE COMPENSATION AND RELATED INFORMATION

  The following Summary Compensation Table sets forth the compensation earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers who were serving as such at the end of 1998 (collectively, the "Named Officers").

                          Summary Compensation Table

                                                                                      Long-Term
                                                                                     Compensation
                                                                                     ------------
                                                                                        Awards
                                           Annual Compensation                        Number of
                                     ----------------------------------               Securities
                                                           Other Annual  Restricted   Underlying     All Other
  Name and Principal Position   Year Salary (1)  Bonus     Compensation    Stock       Options    Compensation (4)
  ---------------------------   ---- ---------- -------    ------------  ----------  ------------ ----------------
Scott K. Ginsburg (2).......... 1998  $      1  $     0      $39,607(3)               1,548,460        $    0
 Chairman of the Board          1997  $     --  $    --      $    --                         --        $   --
 and Chief Executive Officer    1996  $     --  $    --      $    --                         --        $   --

Henry W. Donaldson............. 1998  $298,374  $50,000      $ 4,089(5)                 350,000        $  864
 President and                  1997  $225,000  $50,000      $     0                     80,000        $  162
 Chief Operating Officer        1996  $193,750  $50,000      $     0                          0        $  672

Paul W. Emery, II.............. 1998  $186,647  $35,000      $     0       50,000(6)    150,000        $  990
 former Vice President, Finance 1997  $     --  $    --      $    --                         --        $   --
 and Chief Financial Officer    1996  $     --  $    --      $    --                         --        $   --

Robert H. Howard............... 1998  $149,241  $17,100      $     0                          0        $  261
 Vice President, Direct Sales   1997  $ 82,452  $26,667(7)   $     0                    150,000        $8,919(8)
                                1996  $     --  $    --      $    --                         --        $   --

Ernest V. Labbe................ 1998  $180,326  $30,000      $     0                    150,000        $  528
 Vice President, Operations     1997  $     --  $    --      $    --                         --        $   --
                                1996  $     --  $    --      $    --                         --        $   --

-------
(1) Salary includes amounts deferred under the Company's 401(k) Plan.

(2) Mr. Ginsburg commenced employment on December 11, 1998. As of July 1999, he no longer serves as the Company's Chief Executive Officer.

(3) Represents various perquisites, including $30,000 for reimbursement of expenses associated with Mr. Ginsburg's airplane.

(4) Includes taxable benefits from premiums for group term life insurance paid by the Company.

(5) Represents automobile lease payments

(6) Mr. Emery holds 50,000 shares of Common Stock purchased on December 9, 1998 pursuant to a restricted stock purchase agreement. All 50,000 shares were unvested as of December 31, 1998 and had a fair market value of $278,125 on that date. The shares vest as to 25% after one year and the balance in 36 equal monthly installments thereafter. As of July 1999, Mr. Emery serves as the Company's Vice President of Sales.

(7) Represents sales commissions.

(8) Includes moving expenses of $8,631.

  The following table contains information concerning the stock option grants made to each of the Named Officers for 1998. No stock appreciation rights were granted to these individuals during such year.

                       Option Grants in Last Fiscal Year

                                     Individual Grants (1)                Potential Realizable
                         ------------------------------------------------   Value at Assumed
                         Number of         % of                           Annual Rates of Stock
                         Securities    Total Options                       Price Appreciation
                         Underlying     Granted to   Exercise              For Option Term (3)
                          Options        Employees     Price   Expiration ---------------------
Name                      Granted         in 1998    Per Share    Date        5%        10%
----                     ----------    ------------- --------- ---------- ---------- ----------

Scott K. Ginsburg....... 1,548,460(2)      55.2%      $  3.25   12/09/03  $1,390,386 $3,072,389

Henry W. Donaldson......    30,081          1.1%      $3.8125   04/29/05  $   46,688 $  108,802
                           169,919          6.1%      $3.8125   04/29/05  $  263,726 $  614,594
                            32,043          1.1%      $ 2.625   11/20/05  $   34,242 $   79,799
                           117,957          4.2%      $ 2.625   11/20/05  $  126,053 $  293,758

Paul W. Emery, II.......   112,214          4.0%      $  2.75   01/12/05  $  126,627 $  292,763
                            37,786          1.3%      $  2.75   01/12/05  $   42,302 $   98,583

Robert H. Howard........        --           --       $    --         --  $       -- $       --

Ernest V. Labbe.........   112,214          4.0%      $  2.75   01/12/05  $  125,627 $  292,763
                            37,786          1.3%      $  2.75   01/12/05  $   42,302 $   98,583

--------
(1) The options granted to purchase the underlying securities were granted under the Company's 1992 Stock Option Plan. Most options under this plan have a term of 7 years, subject to earlier termination upon the occurrence of certain events related to termination of employment of the option holders and amendment or termination of the 1992 Stock Option Plan, if applicable. Each of such options was granted with an exercise price that is no less than the fair market value of the underlying Common Stock on the date of the grant, as determined by the Board of Directors. In the event of a merger of the Company with or into another corporation or other legal entity, where vested options have not been assumed or substituted by such successor corporation or other entity, such options will be exercisable for a period of 15 days from the date of notice thereof, and will terminate upon the expiration of such period. Upon a change in control (as defined below), the unvested options will be subject to accelerated vesting to the extent of 50% of the unvested portion of such options. For purposes of this provision, a change in control is defined generally as (i) a merger or acquisition of the Company resulting in a 50% or greater change in the total voting power of the Company immediately following such transaction, or (ii) certain changes in the majority composition of the Board of Directors during a 24-month period, which changes are not initiated by the Board of Directors.

(2) An entity affiliated with Mr. Ginsburg was granted the warrant on December 9, 1998 in consideration of Mr. Ginsburg's services. The warrant is not exercisable for a minimum of one year and, thereafter, it becomes exercisable on terms and conditions as determined by the Board of Directors. The warrants become fully exercisable upon a change in control involving the Company. The warrants expire December 9, 2003.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Officers.

  The following table sets forth information concerning option holdings as of the end of the 1998 fiscal year with respect to each of the Named Officers. No options were exercised. No stock appreciation rights were outstanding at the end of that year.

                Aggregate Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                               Number of Securities      Value of Unexercised
                              Underlying Unexercised         in-the-Money
                                 Options at FY-End       Options at FY-End (1)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Scott K. Ginsburg...........         0     1,548,460           0    $3,580,814
Henry W. Donaldson..........   163,590       428,910    $305,271    $  931,760
Paul W. Emery, II...........         0       150,000           0    $  421,875
Robert H. Howard............    59,373        90,627    $100,192    $  152,933
Ernest V. Labbe.............         0       150,000           0    $  421,875

--------
(1) Based on the fair market value of the Company's Common Stock at year end ($5.5625) per share less the exercise price payable for such shares.

            EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

  None of the Company's executive officers have employment or severance agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors, except that Mr. Donaldson, the Company's President and Chief Operating Officer, entered into an employment agreement with the Company on November 20, 1998 that provides for a term of employment through March 31, 2000. Pursuant to the employment agreement, Mr. Donaldson's base salary was increased to $300,000. Pursuant to the employment agreement, in January 1999, Mr. Donaldson was awarded an incentive bonus of $50,000 based on the financial and operational performance of the Company during 1998, and is scheduled to receive a bonus of $75,000 for fiscal 1999 and has a bonus potential for fiscal 2000 of $75,000 with a minimum of $50,000 guaranteed. If, prior to March 31, 2000, the Company terminates Mr. Donaldson's employment for any reason other than cause, then the Company shall pay Mr. Donaldson his base compensation through March 31, 2000, Mr. Donaldson's stock options granted pursuant to the agreement shall become fully exercisable, Mr. Donaldson shall be guaranteed a minimum bonus for 1999 of $50,000 and a bonus for 2000 equal to one-quarter of the 1999 bonus, the Company shall forgive any remaining indebtedness under a loan in the principal amount of $175,000 incurred by Mr. Donaldson to purchase stock, and the Company shall continue to provide certain perquisites and employee benefits through December 31, 2000. Provided Mr. Donaldson remains employed through March 31, 2000 or through an earlier date determined by the Company, the agreement provides that the Company will employ Mr. Donaldson as a part-time employee through March 31, 2001, but in any event for not less than one year from cessation of full-time employment and Mr. Donaldson will make himself available for transition assistance for up to forty (40) hours per month. During the period of part-time employment, Mr. Donaldson will continue to be eligible for certain employee benefits, including continued vesting of options and option shares.

  From March 18, 1994 to March 14, 1995, Mr. Donaldson, the Company's President and Chief Operating Officer, entered into four Restricted Stock Purchase Agreements with the Company for the purchase of an aggregate of 487,500 shares of the Company's Common Stock. In connection with this purchase of the Company's Common Stock, Mr. Donaldson delivered four full recourse promissory notes in the aggregate principal amount of $175,000 in full payment of the shares. The promissory notes bear interest at various annual interest rates ranging from 5% to 7.75% and become due and payable at various dates from March 15, 1999 to March 14, 2000. The largest aggregate indebtedness during the fiscal year and the amount outstanding on December 31, 1998 was $216,173.

  On January 21, 1998, the Board of Directors unanimously adopted resolutions declaring it advisable and in the best interests of the Company and its shareholders to issue and sell an aggregate of 50,000 shares of the Company's Common Stock to Paul W. Emery, II, the Company's Chief Financial Officer at that time, for a per share purchase price equal to the closing price of the Company's Common Stock on the Nasdaq National Market (i.e., $3.8750) on such date. In connection therewith, the Board of Directors also adopted resolutions declaring it advisable and in the best interests of the Company and its shareholders to cause the Company to loan Mr. Emery an amount equal to the aggregate purchase price for such shares solely for purposes of enabling Mr. Emery to purchase such shares from the Company. The shares of the Company's Common Stock issued and sold to Mr. Emery are restricted securities insofar as the Company will retain the right to repurchase the "unvested" portion of such shares at the original purchase price therefor in the event that Mr. Emery leaves the employ of the Company for any reason prior to the time at which such shares are fully vested. One quarter of such shares are to be released from the Company's right of repurchase (i.e., to vest) on the first anniversary of the date of Board approval, and an additional 1/48th of such shares are to vest each full month thereafter until all such shares are fully vested. Mr. Emery entered into a Restricted Stock Purchase Agreement with the Company on December 9, 1998 and delivered his full recourse promissory note in the amount of $193,750 in full payment of the shares. The largest aggregate indebtedness during the fiscal year and the amount outstanding on December 31, 1998 was $193,750.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  The directors who are being nominated for reelection to the Board of Directors (the "Nominees"), their ages as of August 16, 1999, their positions and offices held with the Company and certain biographical information are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying proxy FOR the Nominees listed below unless otherwise instructed. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. The six (6) nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company to serve until the next Annual Meeting or until their successors have been duly elected and qualified.

   Nominees                 Age   Positions and Offices Held with the Company
   --------                 ---   -------------------------------------------
   Scott K. Ginsburg.......  46 Chairman of the Board
   Matthew E. Devine.......  50 Chief Executive Officer and Director
   Henry W. Donaldson......  53 President, Chief Operating Officer and Director
   Lawrence D. Lenihan,
    Jr.....................  34 Director
   Michael G. Linnert......  28 Director
   David M. Kantor.........  43 Director

  Scott K. Ginsburg joined the Company in December 1998 as Chief Executive Officer and Chairman of the Board. In July 1999, Matthew E. Devine assumed the responsibilities of Chief Executive Officer, but Mr. Ginsburg remains the Company's Chairman. He is also the Chairman and Chief Executive Officer of Starguide Digital Networks and, most recently, served as Chief Executive Officer and a director of Chancellor Media Corporation (now AMFM Corporation). Mr. Ginsburg founded Evergreen Media Corporation in 1988 and was the co-founder of Statewide Broadcasting, Inc. and H&G Communications, Inc. Mr. Ginsburg earned a B.A. from George Washington University in 1974 and a J.D. from the George Washington University Law Center in 1978.

  Matthew E. Devine joined the Company in July 1999 as Chief Executive Officer and Director. Prior to joining the Company, Mr. Devine served as Chief Financial Officer of Chancellor Media Corporation (now AMFM Corporation) and served as Chief Financial Officer, Executive Vice President, Treasurer, Secretary and Director for Evergreen Media Corporation. Between 1975 and 1988, Mr. Devine served in various finance positions at AMR Corporation, parent company to American Airlines.

  Henry W. Donaldson joined the Company in March 1993, and served from that date until December 1998 as the Company's President and Chief Executive Officer and as a member of the Company's Board of Directors. He currently serves as President and Chief Operating Officer. He was formerly President of the Data Communications Division of Rexel, Inc., a provider of telecommunications and local area networking products and services, from September 1989 through January 1993. Mr. Donaldson holds a B.A. in Mathematics from Hamilton College.

  Lawrence D. Lenihan, Jr. has been a member of the Board of Directors of the Company since July 1997. Mr. Lenihan has been a managing member of the General Partner for Pequot Private Equity Fund, L.P. since February 1997. He is also a Principal at Dawson-Samberg Capital Management, Inc. and a Principal and minority shareholder of Pequot Capital Management, Inc. Mr. Lenihan was a Principal at Broadview Associates, LLC, prior to joining Dawson-Samberg. He currently serves as a director of Direc-to-Phone and Sanctuary Woods Multimedia Corporation. Mr. Lenihan holds a B.S.E.E. from Duke University and an M.B.A. from the Wharton School.

  Michael G. Linnert has been a member of the Board of Directors of the Company since July 1999. Mr. Linnert is an Associate with Technology Crossover Ventures, a venture capital firm, which specializes in emerging Internet and communications companies. He currently serves as a board member of Career Central, HomeGain.com and petopia.com. Prior to joining Technology Crossover Ventures, Mr. Linnert spent three years in the investment banking division at Goldman, Sachs & Co. and was a manufacturing engineer at General Motors. Mr. Linnert holds a B.S.E.E. from the University of Notre Dame and an MBA from the Stanford Graduate School of Business.

  David M. Kantor has been a member of the Board of Directors of the Company since August 1999. Mr. Kantor is Senior Vice President for Network Operations of AMFM, Inc. (formerly Chancellor Media Corporation) and manages AMFM Radio Networks. Prior to joining AMFM, he was President of ABC Radio Network, having previously served as Executive Vice President. Prior to joining ABC Radio Network, he held executive positions with Cox Cable and Satellite Music Network. Mr. Kantor holds a B.S. from the University of Massachusetts and an MBA from Harvard Business School.

New Officer

  Omar A. Choucair joined the Company as Chief Financial Officer in July 1999, replacing Paul W. Emery, II, who is now serving as the Company's Vice President of Sales. Prior to joining the Company, Mr. Choucair served as Vice President of Finance for Chancellor Media (now AMFM Corporation), and served as Vice President of Finance for Evergreen Media before it was acquired by Chancellor Media in 1997. Prior to entering the media industry, Mr. Choucair was a Senior Manager at KPMG Peat Marwick, LLP, where he specialized in media and telecommunications clients. Mr. Choucair received a B.B.A. from Baylor University and is a Certified Public Accountant.

Board of Directors Meetings and Committees

  During the fiscal year ended December 31, 1998, the Board of Directors held seven (7) meetings and acted by written consent in lieu of a meeting on one
(1) occasion. For the fiscal year, each of the directors during the term of their tenure attended or participated in at least 75% of the aggregate of (i) the total number of meetings or actions by written consent of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each such director served. The Board of Directors has two (2) standing committees: the Audit Committee and the Compensation Committee.

  During the fiscal year ended December 31, 1998, the Audit Committee of the Board of Directors held five (5) meetings. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's accountants, the scope of the annual audits, fees to be paid to the Company's accountants, the performance of the Company's accountants and the accounting practices of the Company. The members of the Audit Committee in 1998 were Messrs. Compton and Matthews.

  During the fiscal year ended December 31, 1998, the Compensation Committee of the Board of Directors held seven (7) meetings. The Compensation Committee reviews the performance of the executive officers of the Company and reviews the compensation programs for other key employees, including salary and cash bonus levels, option grants under the 1992 Stock Option Plan and non-plan option grants. The members of the Compensation Committee in 1998 were Messrs. Drazan, Harris and Matthews.

Director Compensation

  Except for grants of stock options, directors of the Company generally do not receive compensation for services provided as a director other than reimbursement for documented reasonable expenses incurred in connection with attendance at meetings of the Company's Board of Directors and the committees thereof. The Company also does not pay compensation for committee participation or special assignments of the Board of Directors.

  Non-employee Board members are eligible for option grants pursuant to the provisions of the Company's 1995 Director Option Plan. Under the 1995 Director Option Plan, each non-employee director of the Company will be automatically granted an option to purchase 10,000 shares of the Company's Common Stock (the "First Option") on the date on which the optionee first becomes a non-employee director of the Company, and each non-employee director will thereafter be granted an additional option to purchase 2,500 shares of the Company's Common Stock (the "Subsequent Option") on the next anniversary. The exercise price per share of all options granted under the 1995 Director Option Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option. Shares subject to the First Option vest over 36 months, and shares subject to the Subsequent Option vest over 12 months beginning with the month following the second anniversary of its date of grant. The term of the options granted is ten years.

  Directors who are also employees of the Company are eligible to receive options for Common Stock directly under the 1992 Stock Option Plan and, if an officer of the Company, are also eligible to receive incentive cash bonus awards and are eligible to participate in the 1996 Employee Stock Purchase Plan.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED HEREIN.

                                PROPOSAL NO. 2

                               AMENDMENT TO THE
                      COMPANY'S ARTICLES OF INCORPORATION

  The Board of Directors has determined that it is in the best interests of the Company and its shareholders to amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock of the Company from 40,000,000 to 100,000,000 shares. Accordingly, the Board of Directors has unanimously approved the proposed Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Company, in the form attached hereto as Exhibit A (the "Certificate of Amendment"), and hereby solicits the approval of the Company's shareholders of the Certificate of Amendment. If the shareholders approve the Certificate of Amendment, the Board of Directors intend to file the Certificate of Amendment with the Secretary of State of the State of California as soon as practicable following such shareholder approval. If the Certificate of Amendment is not approved by the shareholders, the existing Articles of Incorporation will continue in effect.

  The objectives of the increase in the authorized number of shares of Common Stock are to ensure that the Company has sufficient shares available for future issuances of Common Stock or securities convertible into Common Stock. The Board of Directors believes that it is prudent to increase the authorized number of shares of Common Stock to the proposed levels in order to provide a reserve of shares available for issuance to meet business needs as they arise. Such future activities may include, without limitation, financings, establishing strategic relationships with corporate partners, providing equity incentives to employees, officers or directors, or effecting stock splits or dividends. The additional shares of Common Stock authorized may also be used to acquire or invest in complementary businesses or products. Although the Company has no current plans or proposals to issue additional shares of Common Stock (except pursuant to employee stock incentive plans), the Company may continue to evaluate potential acquisitions of or investments with third parties. In the event that the Board of Directors does undertake a plan, or otherwise enter into an agreement, understanding or arrangement, to issue additional shares of Common Stock or securities convertible into shares of the Common Stock, the Board of Directors intends to issue such shares of its capital stock only upon terms and conditions that the Board of Directors deems advisable and in the best interests of the Company and its shareholders.

Summary of Authorized and Outstanding Capital Stock

  The Company's authorized capital stock currently consists of 40,000,000 shares of Common Stock and 15,000,000 shares of Preferred Stock. The Company's Common Stock is not subject to any preemptive rights. The Company's Articles of Incorporation provide that the Company's Preferred Stock may be divided into any number of series, and that the Company's Board of Directors may fix the number of, and determine the rights, preferences, privileges and restrictions granted to or imposed upon, any such series. The number of shares of the Company's Common Stock issued and outstanding as of July 31, 1999 was 26,629,746 shares, and there are no shares of the Company's Preferred Stock issued and outstanding. Accordingly, the total number of shares of the Company's Common Stock available for future issuance, whether upon the conversion of outstanding convertible securities of the Company, the exercise of outstanding options to purchase shares of the Company's Common Stock, or otherwise, is 13,370,254 shares, and the total number of shares of the Company's Preferred Stock available for future issuance is 15,000,000 shares. If the proposed amendment to the Company's Articles of Incorporation is adopted by the Company's shareholders at the Annual Meeting, the Company will have available for issuance 73,370,254 shares of Common Stock and 15,000,000 shares of Preferred Stock.

Effects of the Proposed Amendment to the Articles of Incorporation

  If the shareholders approve the proposed Certificate of Amendment, the Board of Directors may cause the issuance of additional shares of Common Stock without further vote of the shareholders of the Company, except as provided under California corporate law or under the rules of any securities exchange on which shares of Common Stock of the Company are then listed. Current holders of Common Stock have no preemptive or similar rights, which means that current shareholders do not have a prior right to purchase any new issue of Common

Stock of the Company in order to maintain their appropriate ownership thereof. The issuance of additional shares of Common Stock would decrease the proportionate equity interest of the Company's current shareholders and, depending upon the price paid for such additional shares, could result in dilution to the Company's current shareholders.

  The proposed Certificate of Amendment increasing the authorized number of shares of the Company's Common Stock could also have certain anti-takeover effects. For example, although the Company has no present intention to do so, shares of the Company's Common Stock and/or securities convertible into the Company's Common Stock could be issued in a private placement or public offering, or rights to purchase shares of the Company's Common Stock and/or securities convertible into the Company's Common Stock could be issued, to create voting impediments to or otherwise frustrate third party attempts to effect a takeover or otherwise gain control of the Company through a public tender offer, proxy contest or other means. In addition, the proposed Certificate of Amendment could discourage an attempt by a third party to acquire control of the Company through a public tender offer, proxy contest or other means and, therefore, could deprive the Company's shareholders of benefits that could result from such an attempt to takeover, or otherwise gain control of, the Company. Such benefits could include, among other things, the realization of a premium over the market price of their shares of the Company's capital stock in a tender offer, or even the temporary increase in the market price for such shares that such an attempt could cause. The Board of Directors, however, is not aware of any present efforts or attempt to takeover, or otherwise gain control of, the Company through a public tender offer, proxy contest or any other means.

  Despite the potential anti-takeover effects of the proposed Certificate of Amendment described above, the Board of Directors believes that the increased financial flexibility and other benefits offered by the proposed amendment far outweigh any of the disadvantageous anti-takeover effects of such amendment. To the extent that the proposed amendment may have certain anti-takeover effects, the Board of Directors believes that the proposed amendment and the anti-takeover effects thereof may encourage third parties seeking to acquire or otherwise gain control over the Company to negotiate directly with the Board of Directors. In this regard, the Board of Directors further believes that such negotiations will enable the Board of Directors to consider a takeover transaction proposed by a third party in a non-disruptive atmosphere and to effectively discharge its fiduciary obligation to consider and act upon any proposed takeover transaction in a manner that best serves the interests of the Company's shareholders by maximizing shareholder value.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION.

                                PROPOSAL NO. 3

                               AMENDMENT TO THE
                            1992 STOCK OPTION PLAN

  The Company's 1992 Stock Option Plan (the "Option Plan") was originally adopted by the Board of Directors in October 1992 and approved by the shareholders of the Company in May 1993. To date, a total of 2,950,000 shares of the Company's Common Stock have been reserved for issuance under the Option Plan.

  On July 23, 1999, the Board of Directors approved an amendment to the Option Plan to reserve an additional 2,000,000 shares of the Company's Common Stock for issuance thereunder, thereby increasing the number of shares of the Company's Common Stock reserved for issuance thereunder from 2,950,000 shares to 4,950,000 shares, and increase to 1,000,000 the number of shares issuable per person per year, and extend the expiration date of the Option Plan from October 2002 to July 2009. At the Annual Meeting, the Company's shareholders will be asked to approve the proposed amendments to the Option Plan described above. The Company believes that the proposed increase in the number of shares reserved for issuance under the Option Plan is necessary in order to provide the means for incentivising eligible employees by aligning their interests directly with those of the Company's shareholders. The Company also believes that its ability to grant stock options is critical to its success in attracting and retaining experienced and qualified employees and independent contractors.

  The principal terms and provisions of the Option Plan are summarized below. The summary, however, is not intended to be a complete description of all the terms of the Option Plan. A copy of the Option Plan will be furnished by the Company to any shareholder upon written request to the Corporate Secretary at the executive offices in San Francisco, California.

Summary of Terms of 1992 Stock Option Plan

  Purpose. The purposes of the Option Plan are to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide additional incentive to employees and consultants of the Company, and to promote the success of the Company's business.

  Administration. The Compensation Committee of the Company's Board of Directors (the "Compensation Committee") administers the Option Plan. As the administrator of the Option Plan, the Compensation Committee has complete discretion, within the limits set forth in the Option Plan, to determine the terms of the options granted thereunder, including the exercisability of such options, the number of shares issuable upon the exercise of such options, the exercise price of such options, and the form of consideration payable upon such exercise. The Compensation Committee is constituted in a manner intended to comply with the requirements of Rule 16-b3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pertaining to the disinterested administration of employee benefit plans. If the Option Plan satisfies the disinterested administration and other requirements of Rule 16b-3, discretionary grants of options under the Option Plan to persons subject to liability under Section 16(b) of the Exchange Act will be exempt from such liability to the extent provided by Rule 16b-3. Members of the Compensation Committee receive no additional compensation for their services in connection with the administration of the Option Plan.

  Eligibility. The Option Plan provides for grants to employees, including officers and employee directors, of "incentive stock options," as defined in
Section 422 of the Internal Revenue Code, as well as grants of nonstatutory stock options to employees (including officers and employee directors) and consultants. However, no incentive stock options may be granted to any individual employee which, when aggregated with all other incentive stock options granted to such employee by the Company, would result in shares of the Company's Common Stock having an aggregate fair market value in excess of $100,000 becoming first available for purchase by such employee upon the exercise of incentive stock options during any calendar year. The Board of Directors will determine the number of options to be granted to an employee at his or her initial service and the grants during any one fiscal year. Prior to the amendment of the Option Plan, which is the subject of this Proposal No. 3, the initial limit was 500,000 and annual limit was 250,000.

  Terms of Options. Each option granted under the Option Plan is evidenced by a written stock option agreement between the Company and the optionee thereof, and is generally subject to the terms and conditions set forth below. The specific terms of any individual option granted under the Option Plan, however, may vary from those terms set forth below.

    (a) Exercise of the Option. The Compensation Committee determines when options granted under the Option Plan may be exercised. The form of the stock option agreement employed by the Company to grant options under the Option Plan provides that options will become exercisable as determined by the Board of Directors. An option granted under the Option Plan is exercised by giving written notice of exercise to the Company, specifying the number of shares of the Company's Common Stock to be purchased upon such exercise, and tendering to the Company full payment of the purchase price therefor. The terms of the Option Plan specify that the permissible form of payment for shares issuable upon the exercise of an option granted thereunder will be set forth in the stock option agreement relating thereto and may consist of cash, check, promissory note, exchange of shares of the Company's Common Stock held for more than six months, consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Option Plan, a reduction in the amount of any liability of the Company to the option holder exercising such option, any combination of the foregoing methods of payment, or such other consideration and method of payment for the issuances of the shares to the extent permitted by applicable laws. The form of stock option agreement currently employed by the Company to grant options under the Option Plan, however, only permits payment for shares upon exercise of the option by cash, check, surrender of other shares of the Company's Common Stock, or cashless exercise procedure.

    (b) Option Price. Subject to the following limitations, the exercise price for options granted under the Option Plan is determined by the Board of Directors or the Compensation Committee in accordance with the terms of the Option Plan. The option price of incentive stock options may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant thereof. With respect to any participant under the Option Plan who owns voting securities of the Company possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock (a "10% shareholder"), however, the exercise price of any incentive stock option granted under the Option Plan must equal at least 110% of the fair market value of the Company's Common Stock on the date of grant thereof. The exercise price of nonstatutory stock options granted under the Option Plan is determined by the Board of Directors. However, the exercise price of nonstatutory stock options granted under the Option Plan intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant thereof.

    (c) Termination of Employment. Options granted under the Option Plan generally must be exercised within thirty days (or such other period of time, not exceeding three months in the case of an incentive stock option or six months in the case of a nonstatutory stock option, as is determined by the Board of Directors) after the termination of the option holder's status as an employee or consultant of the Company, but in no event later than the expiration of the option term thereof.

    (d) Death or Disability. Options granted under the Option Plan must be exercised within six months (or such other period of time, not exceeding twelve months, as is determined by the Board of Directors) after the termination of the option holder's employment with the Company as a result of death or disability, but in no event later than the expiration of the option term thereof.

    (e) Termination of Options. The maximum term of an option granted under the Option Plan may not exceed ten years from the date of grant thereof, or five years in the case of an "incentive stock option" granted to a 10% shareholder. Under the form of stock option agreement currently employed by the Company to grant options under the Option Plan, each option has a term of seven years from the date of grant thereof. No option may be exercised by any person after the expiration of such term.

    (f) Nontransferability of Options. Options granted under the Option Plan are not generally transferable by the option holder thereof except by will or by the laws of descent or distribution, and are exercisable during the lifetime of the option holder only by such option holder.

  Adjustment upon Changes in Capitalization. In the event any change, such as a stock split or dividend, is made in respect of the Company's capital stock which results in an increase or decrease in the number of issued and outstanding shares of the Company's Common Stock without receipt of consideration by the Company, an appropriate adjustment will be made in the exercise price and in the number of shares issuable upon the exercise of each outstanding option granted under the Option Plan.

  Merger or Sale of All Assets. Except as described below, in the event of a merger of the Company with or into another corporation or other legal entity, or the sale of substantially all of the assets of the Company, each outstanding option granted under the Option Plan will be assumed, or an equivalent option or right will be substituted, by the successor corporation or entity, or a parent or subsidiary thereof. In the event that an outstanding option granted under the Option Plan is not assumed or substituted as described above, the option holder thereof will have the right to exercise such option, to the extent such option holder was otherwise entitled to exercise such option, for a period of 15 days after receiving notice of such merger or sale, and such option will terminate upon the expiration of such period.

  Change in Control. Upon a change in control (as defined below), the unvested options granted to each of the Company's executive officers under the Option Plan will be subject to accelerated vesting of such unvested options based on recommendation by the Board of Directors. For purposes of this provision, a "change in control" is defined in the Option Plan, generally as (i) a merger or acquisition of the Company resulting in a 50% or greater change in the total voting power of the Company immediately following such transaction, or
(ii) certain changes in the majority composition of the Company's Board of Directors during a 24-month period, which changes are not initiated by the Board of Directors. The acceleration of options in the event of a merger or sale of all assets may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt, or other efforts to gain control of the Company.

  Amendment and Termination. The Company's Board of Directors may, at any time and from time to time, amend or terminate the Option Plan as and in any manner it deems appropriate; provided, however, that the Company must obtain shareholder approval of the following amendments to the Option Plan: (i) any increase in the number of shares reserved for issuance thereunder, other than in connection with an adjustment pursuant to changes in capitalization of the Company, dissolution or liquidation of the Company, or a merger, sale of substantially all assets or a change in control of the Company, or (ii) any change in the designation of the class of persons eligible to be granted options thereunder. In addition, the Company must obtain shareholder approval of any amendment to the Option Plan in such a manner and to the extent necessary to comply with applicable laws and regulations.

  As of June 30, 1999, options to purchase an aggregate of 1,905,715 shares, having a weighted average exercise price of $0.20 to $9.125 per share and expiring from January 20, 2000 to July 22, 2006, were outstanding under the Option Plan, and 143,155 shares remained available for future grant thereunder. The market value of the Common Stock underlying the options issued under the Option Plan at June 30, 1999 was $9,290,361 based on a fair market value of $4.875 per share.

  New Plan Benefits. The following table represents options granted from the Option Plan for the twelve months ended December 31, 1998 and the six months ended June 30, 1999:

                                                           Option
                                                           Grants     Value of
                                                           in Last     Option
                                                         Fiscal Year   Grants
                                                         ----------- ----------
Scott K. Ginsburg.......................................          0  $        0
Henry W. Donaldson......................................    350,000  $1,156,250
Paul W. Emery, II.......................................    112,214  $  308,589
Ernest V. Labbe.........................................    112,214  $  308,589
                                                          ---------  ----------
Current Executive Officers, as a group..................    574,428  $1,773,428
Non-Employee Directors..................................         --          --
Non-officer Employees, as a group.......................    487,750  $1,513,188
                                                          ---------  ----------
  Total.................................................  1,062,178  $3,286,616
                                                          =========  ==========

  Under the Option Plan, the following Named Officers have been granted options exercisable into shares of Common Stock: Mr. Donaldson: 792,500; Mr.
Emery: 162,214; Mr. Howard: 150,000; and Mr. Labbe: 112,214. Mr. Ginsburg has not been granted any shares out of the Option Plan. All current executive officers, as a group, have been granted options exercisable into 1,216,928 shares of Common Stock. Non-employee directors, as a group, have not been granted any shares from the Option Plan. All employees, other than executive officers, as a group, have been granted options exercisable into 3,232,250 shares of Common Stock.

  Federal Income Tax Information. Options granted under the Option Plan maybe either "incentive stock options," as defined in Section 422 of the Internal Revenue Code, or nonstatutory stock options. An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise of an option granted under the Option Plan may subject the option holder to the alternative minimum tax. Any gain or loss realized by a former option holder upon the sale or exchange of the shares purchased by exercising an incentive stock option granted under the Option Plan more than two years after the grant of such option and one year after the exercise of such option will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the former option holder will recognize ordinary income at the time of sale or exchange of such shares equal to the difference between the exercise price of the option exercised to acquire such shares, and the lower of (i) the fair market value of such shares at the date of the exercise of such option, and
(ii) the sale price of such shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the former option holder is also an officer, director or 10% shareholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the former option holder. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain, depending on the holding period.

  All options that do not qualify as "incentive stock options" under the Internal Revenue Code are referred to as nonstatutory stock options. An optionee will not recognize any taxable income at the time he is granted a nonstatutory stock option. However, upon the exercise of such option, the option holder thereof will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price therefor. Any taxable income recognized in connection with the exercise of a nonstatutory stock option by an option holder who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by such option holder, any difference between the sale price and the option holder's purchase price therefor, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the option holder with respect to shares acquired upon exercise of a nonstatutory stock option.

  The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Option Plan and does not purport to be complete. Reference should be made to the applicable provisions of the Internal Revenue Code for a more complete explanation of the tax treatment of the grant and exercise of options under the Option Plan. In addition, this summary does not discuss the tax consequences of an option holder's death, or the income tax laws of any municipality, state or foreign country in which an option holder may reside.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1992 STOCK OPTION PLAN.

                                PROPOSAL NO. 4

                               AMENDMENT TO THE
                           1995 DIRECTOR OPTION PLAN

  The Digital General Systems, Inc. 1995 Director Option Plan (the "Director Option Plan") was created in order to assist the Company in the recruitment, retention and motivation of non-employee directors who are experienced, highly qualified and in a position to make material contributions to the Company's success. The Company established the Director Option Plan to provide for the automatic grant of non-statutory stock options to non-employee members of the Board of Directors of the Company (the "Board"). The Company believes that stock options are critical in attracting and retaining non-employee directors. The shareholders are being asked to vote on a proposal to approve an amendment to the Director Option Plan to increase the share reserve, to modify the option grants to be made periodically to the non-employee directors and to expand the Board's authority to amend the Director Option Plan.

  The Director Option Plan was originally adopted by the Board and approved by the shareholders in September 1995. The Board amended the Director Option Plan on January 23, 1997 to increase the share reserve from 75,000 to 100,000 shares of Common Stock. The shareholders approved the amendment on April 11, 1997. The Board amended the Director Option Plan on February 9, 1999 to increase the share reserve, subject to shareholder approval, from 100,000 to 300,000 shares of Common Stock.

  The principal terms and provisions of the Director Option Plan are summarized below. The summary, however, is not intended to be a complete description of all the terms of the Director Option Plan. A copy of the Director Option Plan will be furnished by the Company to any shareholder upon written request to the Corporate Secretary at the executive offices in San Francisco, California.

  Administration; Eligibility. The Director Option Plan is self-administering. The persons eligible to receive option grants under the Director Option Plan are the non-employee Board members. As of June 30, 1999, five (5) persons were eligible to participate in the Director Option Plan.

  Securities Subject to Director Option Plan. The maximum number of shares of Common Stock currently reserved for issuance over the term of the Director Option Plan is 100,000 shares. Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent option grants under the Director Option Plan.

  Automatic Option Grant Program. Under the Director Option Plan, non-employee Board members will receive option grants at specified intervals over their period of Board service. These special grants may be summarized as follows:

  1. Each individual who first becomes a non-employee Board member after September 1995, whether through election by the shareholders or appointment by the Board, will automatically be granted, at the time of such initial election or appointment, a nonstatutory stock option to purchase 10,000 shares of Common Stock (the "First Option"). No First Option will be granted to a non-employee Director who was, immediately prior, an employee Director.

  2. Each non-employee director who has been granted a First Option, shall automatically be granted, on the anniversary date of the First Option, an additional grant of a nonstatutory stock option under the Option Plan to purchase 2,500 shares of Common Stock provided he or she is still in service as a director (the "Subsequent Option").

  Price. The option price per share will be equal to the fair market value per share of Common Stock on the automatic grant date and each option is to have a maximum term of ten years from the grant date. The exercise price may be paid in cash, by check, in shares of Common Stock held for more than 6 months or any other method specified by the Company.

  Exercisability. Each First Option shall become exercisable in 36 equal monthly installments from the date of grant provided the Optionee continues to serve as a Board member on such dates. The Subsequent Option shall become exercisable in 12 equal monthly installments commencing on the first day of the month following the second anniversary of its date of grant.

  Termination of Service. The option will remain exercisable for a 3-month period following the optionee's termination of service as a Board member for any reason. The option will remain exercisable for a 12 month period following the optionee's termination of service as a result of total and permanent disability. The option may be exercised following the Board member's death while holding the option by the personal representatives of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance within the 12-month period following optionee's death. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable exercise period, the option may not be exercised for more than the number of shares (if any) for which it is exercisable at the time of the optionee's cessation of Board service.

  Shareholder Rights. No optionee is to have any shareholder rights with respect to the option shares until the optionee has exercised the option, paid the exercise price and become a holder of record of the shares. Options are not assignable or transferable other than by will or the laws of descent and distribution, and during the optionee's lifetime, the option may be exercised only by the optionee.

  Acceleration of Options. In the event of a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, outstanding options under the Director Option Plan may be assumed or equivalent options may be substituted by the successor corporation or parent or subsidiary thereof. If an option is assumed or substituted for, the option or equivalent option shall continue to be exercisable as provided in the Director Option Plan for so long as the optionee serves as a director or a director of the successor corporation. If the successor corporation does not assume an outstanding option or substitute for it an equivalent option, the option shall become fully vested and exercisable, including as to shares for which it would not otherwise be exercisable for a period of 30 days from the date the optionee is notified by the Board of Directors of the acceleration of the option.

  The acceleration of options in the event of a merger or sale of all assets may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt, or other efforts to gain control of the Company.

  Valuation. For purposes of establishing the option price and for all other valuation purposes under the Director Option Plan, the fair market value of a share of Common Stock on any relevant date will be the closing price per share of Common Stock on that date, as such price is reported on the Nasdaq National Market, or, if that date is not a trading day, on the next trading day immediately following such date. The closing price of the Common Stock on June 30, 1999 was $4.875 per share.

  Changes in Capitalization. In the event any change is made to the Common Stock issuable under the Director Option Plan by reason of any stock split, stock dividend, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Director Option Plan, (ii) the number and/or class of securities for which automatic option grants are to be subsequently made per director and (iii) the number and/or class of securities and the exercise price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder.

  Each outstanding option which is assumed in connection with a Change in Control will be appropriately adjusted to apply and pertain to the number and class of securities which would otherwise have been issued, in consummation of such Change in Control, to the option holder had the option been exercised immediately prior to the Change in Control. Appropriate adjustments will also be made to the option price payable per share and to the class and number of securities available for future issuance under the Director Option Plan on both an aggregate and a per-participant basis.

  Director Option Plan Amendments. The Board may amend or modify the Director Option Plan in any and all respects, provided that no amendment would impair the rights of any optionee without his or her consent. The approval of the Company's shareholders will be obtained to the extent required by applicable law or deemed advisable by the Board.

  Unless sooner terminated by the Board, the Director Option Plan will in all events terminate September, 2005. Any options outstanding at the time of such termination will remain in force in accordance with the provisions of the instruments evidencing such grants.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1995 DIRECTOR OPTION PLAN.

                                PROPOSAL NO. 5

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Company is asking the shareholders to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of Arthur Andersen LLP.

  In the event the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company's and its shareholders' best interests.

  Arthur Andersen LLP has audited the Company's financial statements since 1991. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP TO SERVE AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company's Articles of Incorporation limit the liability of directors for monetary damages to the maximum extent permitted by California law. Such limitation of liability has no effect on the availability of equitable remedies, such as injunctive relief or rescission.

  The Company's Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and agents (other than officers and directors) against certain liabilities to the fullest extent permitted by California law. The Company is also empowered under its Bylaws to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into indemnification agreements with each of its current directors and officers, which provide for indemnification of, and advancement of expenses to, such persons to the greatest extent permitted by California law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and advancement of expenses are discretionary under California law.

  Effective August 12, 1998, all 4,950,495 outstanding shares of the Company's Series A Convertible Preferred Stock, including shares held by entities affiliated with Integral Capital Partners, Pequot Capital Management, Inc., and Technology Crossover Ventures, were converted to Common Stock pursuant to the terms of that certain Series A Preferred Stock Conversion Agreement. Each holder of shares of the Company's Series A Convertible Preferred Stock received 1.1 shares of Common Stock for each share of Series A Convertible Preferred Stock. The Board of Directors deemed this action necessary and appropriate in order to assure conversion by these shareholders, who held certain preferred stock rights which could have delayed the closing of the August 1998 private placement transaction discussed above.

  On December 9, 1998, the Company issued 3,843,212 shares of Common Stock to certain existing institutional and closely associated investors, 2,920,134 of which were issued to an entity affiliated with Scott K. Ginsburg, the Company's current Chairman of the Board and former Chief Executive Officer, pursuant to the terms of that certain Common Stock Subscription Agreement, dated September 29, 1998, at a price per share of $2.7396, and 923,078 shares were issued to entities affiliated with Integral Capital Partners, London Merchant Securities plc, and Pequot Capital Management, Inc. pursuant to that certain Common Stock and Warrant Subscription Agreement, dated December 9, 1998, at a price per share of $3.25. The gross proceeds to the Company from the issuance of these additional shares were approximately $11 million. In addition, the Company issued warrants to purchase an aggregate of 1,921,607 shares of the Company's Common Stock to such investors at an exercise price of $3.25 in connection with the private placements of Common Stock. The warrants are not exercisable for a minimum of one year and, thereafter, their exercisability is based on the performance of the Company's Common Stock. The warrants expire in December 2001.

  On December 9, 1998, the Company issued a warrant to purchase 1,548,460 shares of the Company's Common Stock at an exercise price of $3.25 to an entity affiliated with Mr. Ginsburg in connection with Mr. Ginsburg's appointment as the Company's Chairman of the Board and Chief Executive Officer. The warrant is not exercisable for a minimum of one year and, thereafter, its exercisability is based on the performance of the Company's Common Stock and Mr. Ginsburg's continued service to the Company. The warrant expires in December 2003.

  On August 14, 1998, the Company issued 4,589,287 shares of Common Stock to certain existing institutional and closely associated investors, including Scott K. Ginsburg and entities affiliated with Integral Capital Partners, London Merchant Securities plc, Pequot Capital Management, Inc., and Technology Crossover Ventures, in a private placement transaction pursuant to the terms of those certain Common Stock Subscription Agreements. These additional shares of Common Stock were issued at $2.80 per share, and the total proceeds to the Company, net of issuance costs, was approximately $12.7 million.

  On January 21, 1998, the Board of Directors unanimously adopted resolutions declaring it advisable and in the best interests of the Company and its shareholders to issue and sell an aggregate of 50,000 shares of the Company's Common Stock to Paul W. Emery, II, the Company's Chief Financial Officer at that time, for a per share purchase price equal to the closing price of the Company's Common Stock on the Nasdaq National Market (i.e., $3.8750) on such date. In connection therewith, the Board of Directors also adopted resolutions declaring it advisable and in the best interests of the Company and its shareholders to cause the Company to loan Mr. Emery an amount equal to the aggregate purchase price for such shares solely for purposes of enabling Mr. Emery to purchase such shares from the Company. The shares of the Company's Common Stock issued and sold to Mr. Emery are restricted securities insofar as the Company will retain the right to repurchase the "unvested" portion of such shares at the original purchase price therefor in the event that Mr. Emery leaves the employ of the Company for any reason prior to the time at which such shares are fully vested. One quarter of such shares are to be released from the Company's right of repurchase (i.e., to vest) on the first anniversary of the date of Board approval, and an additional 1/48th of such shares are to vest each full month thereafter until all such shares are fully vested. Mr. Emery entered into a Restricted Stock Purchase Agreement with the Company on December 9, 1998 and delivered his full recourse promissory note in the amount of $193,750 in full payment of the shares. The largest aggregate indebtedness during the fiscal year and the amount outstanding on December 31, 1998 was $193,750.

  From March 18, 1994 to March 14, 1995, Henry W. Donaldson, the Company's President and Chief Operating Officer, entered into four Restricted Stock Purchase Agreements with the Company for the purchase of an aggregate of 487,500 shares of the Company's Common Stock. In connection with this purchase of the Company's Common Stock, Mr. Donaldson delivered four full recourse promissory notes in the aggregate principal amount of $175,000 in full payment of the shares. The promissory notes bear interest at various annual interest rates ranging from 5% to 7.75% and become due and payable at various dates from March 15, 1999 to March 14, 2000. The largest aggregate indebtedness during the fiscal year and the amount outstanding on December 31, 1998 was $216,173.

See "Employment Contracts and Change in Control Arrangements."

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company's Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their 1998 fiscal year transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1998 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten-percent shareholders, except that Kevin R. Compton, formerly a director of the Company, filed a Form 5 late.

                                   FORM 10-K

  THE COMPANY WILL MAIL WITHOUT CHARGE, A COPY OF THE COMPANY'S FORM 10-K REPORT FOR FISCAL YEAR 1998, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULE AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO DIGITAL GENERATION SYSTEMS, INC., 875 BATTERY STREET, SAN FRANCISCO, CALIFORNIA 94111, ATTN: ALINA SANDOVAL.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  Proposals of shareholders intended to be presented at the 2000 Annual Meeting of Shareholders of the Company must be received by the Company at its offices at 875 Battery Street, San Francisco, California 94111, not later than May 4, 2000 and satisfy the conditions established by the Securities and Exchange Commission for holder proposals to be included in the Company's proxy statement for that meeting. If a shareholder intends to submit a proposal at the Company's 2000 Annual Meeting, which is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, the shareholder must do so no later than July 18, 2000. If such a shareholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2000 Meeting.

                                 OTHER MATTERS

  The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          Omar A. Choucair
                                          Chief Financial Officer & Secretary

San Francisco, California
September 1, 1999


 WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

 THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

                                   EXHIBIT A

                        CERTIFICATE OF AMENDMENT OF THE
               AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                       DIGITAL GENERATION SYSTEMS, INC.,
                           A CALIFORNIA CORPORATION

  The undersigned, Matthew E. Devine and Omar A. Choucair, hereby certify that:

  ONE: They are the duly elected and acting Chief Executive Officer and Secretary of said corporation.

  TWO: Article III(A) of the Amended and Restated Articles of Incorporation shall be amended to read as herein set forth in full:

  "Classes of Stock. The Company is authorized to issue 115,000,000 shares of its capital stock, which are divided into two classes designated "Common Stock" and "Preferred Stock," respectively. The Company is authorized to issue 100,000,000 shares of Common Stock and 15,000,000 shares of Preferred Stock."

  THREE: That the aforesaid amendment has been approved by the Board of Directors of said corporation.

  FOUR: The aforesaid amendment has been approved by the holders of the requisite number of shares of said corporation in accordance with Sections 902 and 903 of the California General Corporation Law; the total number of outstanding shares of each class entitled to vote with respect to the
foregoing amendment was      shares of Common Stock. The number of shares
voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

  I further declare under penalty of perjury under the laws of the state of California that the matters set forth in this Certificate of Amendment of the Amended and Restated Articles of Incorporation are true and correct to my
knowledge. Executed at San Francisco, California, on September   , 1999.

                                          _____________________________________
                                          Matthew E. Devine
                                          Chief Executive Officer

                                          _____________________________________
                                          Omar A. Choucair
                                          Chief Financial Officer and
                                           Secretary

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE
Proxy                   Digital Generation Systems, Inc.                   Proxy
                              875 Battery Street,
                            San Francisco, CA 94111

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                    DIGITAL GENERATION SYSTEMS, INC. FOR THE
    ANNUAL MEETING OF SHAREHOLDERS TO BE HELD THURSDAY, SEPTEMBER 23, 1999.

  The undersigned holder of Common Stock, no par value, of Digital Generation Systems, Inc. (the "Company") hereby appoints Matthew E. Devine and Omar A. Choucair or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned shareholder would be entitled to vote if personally present at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, September 23, 1999 at 3:00 p.m. local time, at the La Cima Club, 5215 North O'Connor Boulevard, Suite 2600, Irving, TX 75039 and at any adjournments or postponements of the Annual Meeting. The undersigned shareholder hereby revokes any proxy or proxies heretofore executed for such matters.

  This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSALS 2, 3, 4, AND 5, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

                  (Continued and to be signed on reverse side)

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
------------------------------------------------------------------------------------------------------------------------------------
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE DIRECTORS AND "FOR" PROPOSALS 2, 3, 4,       Please mark
 AND 5. PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you          votes as    [ X ]
 receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.                      in this
                                                                                                                   example


                                      FOR     WITHHELD                                                FOR      AGAINST     ABSTAIN
(1) To elect the following           [   ]     [   ]    (2) To approve the amendment to the          [   ]      [   ]       [   ]
    directors to serve for a                                Company's Articles of Incorporation
    term ending upon the 2000                               as set forth in the accompanying
    Annual Meeting of Shareholders                          Proxy Statement.
    or until their successors
    are elected and qualified:                          (3) To approve the amendment to the          [   ]      [   ]       [   ]
                                                            Company's 1992 Stock Option
    Nominees:                                               Plan, including an increase to
    Scott K. Ginsburg    Lawrence D. Lenihan Jr.            the number of shares available
    Matthew E. Devine    Michael G. Linnert                 as set forth in the accompanying
    Henry W. Donaldson   David M. Kantor                    Proxy Statement.

    For all nominees, except for Nominees written       (4) To approve the amendment to the          [   ]      [   ]       [   ]
    below.                                                  Company's 1995 Director Option
                                                            Plan, including an increase to
    _____________________________________________           the number of shares available
    Nominee exception(s).                                   as set forth in the accompanying
                                                            Proxy Statement.

                                                        (5) To ratify the appointment of             [   ]      [   ]       [   ]
                                                            Arthur Andersen LLP, as the
                                                            Company's independent public
                                                            accountants for the fiscal year
                                                            ending December 31, 1999.



                                                                           The undersigned acknowledges receipt of the accompanying
                                                                           Notice of Annual Meeting of Shareholders and Proxy
                                                                           Statement. In their discretion, the proxies are
                                                                           authorized to vote upon such other business as may
                                                                           properly come before the Annual Meeting.


Signature: _______________________________ Signature (if jointly held): _____________________________ Date: ________________, 1999

NOTE: Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

----------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE
